UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2024

SYNLOGIC, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37566	26-1824804
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Binney St. Suite 402
Cambridge, Massachusetts		02142
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 401-9975

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SYBX	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On February 8, 2024, Synlogic, Inc. (the “Company”) issued a press release providing the following financial information. The Company’s cash, cash equivalents and short-term investments balance at December 31, 2023 was $47.7 million. The full text of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The cash, cash equivalents and short-term investments balance information above is based on preliminary unaudited information and management estimates for the year ended December 31, 2023, is not a comprehensive statement of the Company’s financial results as of and for the fiscal year ended December 31, 2023, and is subject to completion of the Company’s financial closing procedures. The Company’s independent registered public accounting firm has not conducted an audit or review of, and does not express an opinion or any other form of assurance with respect to, this preliminary estimate.

The information contained in this item is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 8, 2024, the Company announced that it is implementing a reduction in workforce by approximately 90%. The decision was based on cost-reduction initiatives intended to reduce the Company’s ongoing operating expenses and maximize shareholder value as the Company plans to pursue strategic options. The Company expects to complete substantially all of the reduction in workforce by the end of the fiscal quarter ending March 31, 2024. The Company estimates that it will incur approximately $6 million of costs in connection with the reduction in workforce related to severance pay and other related termination benefits. The charges the Company expects to incur in connection with this reduction in workforce are subject to a number of assumptions, risks and uncertainties, and actual results may materially differ. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, these actions.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the reduction in workforce, the Company and Aoife Brennan, M.B. Ch.B., the Company’s President and Chief Executive Officer, agreed on February 8, 2024 that Dr. Brennan’s employment with the Company will terminate effective as of March 9, 2024. The Company expects to enter into a consulting arrangement with Dr. Brennan in connection with her separation.

On February 8, 2024, Dr. Brennan also resigned from the Company’s Board of Directors, effective March 9, 2024. Dr. Brennan’s resignation was not as a result of any disagreement between Dr. Brennan and the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01. Other Events.

On February 8, 2024, the Company issued a press release announcing the discontinuation of Synpheny-3, the ongoing pivotal study of labafenogene marselecobac (SYNB1934) as a potential treatment for phenylketonuria. As a result, the Company’s management and its Board of Directors have made the decision to cease operations, evaluate strategic options for the Company and reduce its workforce by approximately 90%. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated February 8, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 12, 2024	Synlogic, Inc.
	By:	/s/ Aoife Brennan
	Name: Title:	Aoife Brennan President and Chief Executive Officer